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Exhibit 10.6.14.2

PRIVILEGED AND CONFIDENTIAL

SUBJECT TO FRE 408

Separation Agreement and General Release

This Separation Agreement and General Release (the “Separation Agreement”) relates to your Employment Agreement dated as of May 25, 2006, and as amended from time to time, with Calpine Corporation, a California corporation, (the “Company”) (the “Employment Agreement”). The Company and its affiliates, including without limitation those affiliates that are affiliated debtors in possession in the Company’s Chapter 11 cases, shall be sometimes hereinafter referred to as the “Group.” This Separation Agreement is made as of this 28th day of November 2007 by and among the Company and THOMAS N. MAY (“Executive,” and together with the Company and the Group, “the Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in the Employment Agreement; and

WHEREAS, Executive’s employment with the Company has ended (the “Separation”) effective as of September 14, 2007 (the “Separation Date”); and,

WHEREAS, the Parties desire to enter into this Separation Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Separation Date.

2. Termination of Employment. Effective as of the Separation Date, Executive ceased serving as EVP, and President CMSC of the Company, and any and all other offices (or other positions) which he held at the Company and any member of the Group.

3. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges that he is receiving consideration for the waiver of certain rights he may have relative to his employment with the Company or the termination thereof.

4. Payments and Benefits Upon and After the Separation.

(a) Final Pay. Executive acknowledges having received all final wages and accrued unused vacation, plus any expenses incurred prior to the Separation Date that are reimbursable pursuant to the Company’s relevant expense reimbursement policies, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.

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(b) COBRA and COBRA Premium Payments. For a period of twelve months following the Separation Date, the Company shall, at its sole cost and expense (but disregarding any individual tax liability of Executive), and based on the election of continuation health coverage by the Executive pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), provide Executive (and his spouse and eligible dependents) with group health benefits substantially similar to those benefits that Executive (and his spouse and eligible dependents) received immediately prior to the Separation Date (which may at the Company’s election be pursuant to reimbursement of the applicable COBRA premium). Such coverage shall be provided to Executive as COBRA benefits and shall terminate prior to the twelve month period if Executive, his spouse or eligible dependents are no longer eligible for COBRA coverage or are otherwise provided with similar group health benefits from another source. To the extent possible, the payment of Executive’s (and his spouse’s and dependents’) COBRA coverage shall be made in a tax efficient manner for the Executive so long as there are no adverse tax consequences for the Company.

(c) Guaranteed Minimum Success Fee. Executive shall receive a payment equal to 2 times Executive’s base salary (i.e., $1,000,000) as of the Separation Date in satisfaction of the Guaranteed Minimum Success Fee set forth in Section 3(e)(i) of the Employment Agreement. The Guaranteed Minimum Success Fee shall be paid ratably on a monthly basis over the 24 month period commencing with the first day of the first month following the Separation Date if, and only if, the Revocation Period (as defined below) expires without this Agreement having been revoked; provided that, as required by Section 409A of the Code, payments of the Guaranteed Minimum Success Fee shall be suspended until the first day following the six month anniversary of the Separation Date. The initial payment shall include all installments that would otherwise have been made during this suspension period plus interest on the delayed installments at an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended).

(d) Success Fee. Executive shall be eligible to participate in the Company’s Emergence Incentive Plan in accordance with Section 3(d) of the Employment Agreement, as though Executive was or is employed as the Company’s EVP and President CMSC on the Plan Effective Date (as defined in the Employment Agreement).

(e) Relocation Expenses. The Company shall pay Executive $150,000 in a lump-sum within 15 days after the expiration of the Revocation Period to reimburse Executive for any expenses he may incur in connection with the relocation of Executive and his family, costs associated with the sale of Executive’s current home and for costs and expenses incurred by Executive in obtaining advice from professionals of his choosing in connection with his separation from employment with the Company and the negotiation of this Agreement.

(f) Certain Indemnification Obligations. The Company agrees that it will continue its reasonable efforts to assist Executive regarding Executive’s credit history and any other issues that arise related to Robert Smith’s use of Executive’s personal identity information. The Company agrees that it will continue its reasonable efforts to pursue criminal action against

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Robert Smith related to his taking and use of Executive’s personal identity information. Executive agrees to provide any and all information necessary for the Company to assist Executive and to pursue criminal action against Mr. Smith. The Company will continue with these efforts for one year from the date Executive executes this Agreement. Executive acknowledges that upon the expiration of the one year time frame, the Company will have met any and all obligations to Executive regarding Mr. Smith’s taking and use of Executive’s personal identity information.

(g) Release and Indemnification. The Company agrees that it shall seek to treat Executive the same as current executive-level employees of the Company in connection with obtaining bankruptcy court approval of the release of claims the Company or its creditors may have against Executive or in connection with the ongoing indemnification of Executive by the Company for claims related to Executive’s performance of services for the Company.

(h) Effectiveness of Obligations. For the sake of clarity, the provisions of this Section 4 (other than Section 4(a)) shall not become effective and shall not bind the Company until the Revocation Expires without Executive having revoked all or any portion of this Agreement.

5. No Right to Recoup Signing Bonus. The Company acknowledges that it has no right (and waives any right it may have) under section 3(f) of the Employment Agreement, or otherwise, to recoup any portion of the signing bonus paid to Executive pursuant to the Employment Agreement.

6. Proprietary Information; Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Definition of Proprietary Information. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how of the Company and its affiliates from time to time (together, the “Group”), (2) any other matter relating to the Group, (3) any matter relating to clients of the Group or other third parties having relationships with the Group and (4) any confidential information from which the Group derives business advantage or economic value. Proprietary Information includes (A) the names, addresses, phone numbers and buying habits and preferences and other information concerning clients and prospective clients of the Group, and (B) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. Proprietary Information does not include information (X) that was or becomes generally available to Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality, (Y) that was or becomes generally available to the public, other than as a result of a disclosure by Executive, directly or indirectly, or (Z) that Executive can establish was independently developed by Executive without reference to Proprietary Information.

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(b) Acknowledgements. Executive acknowledges that he obtained or created Proprietary Information in the course of Executive’s involvement in the Group’s activities. Executive agrees that the Proprietary Information is the exclusive property of the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the prohibition of unfair competition or the protection of trade secrets, confidential business information and other confidential information.

(c) Post-Employment. After the termination of Executive’s employment, Executive will not use or disclose any Proprietary Information for any purpose. For the avoidance of doubt, but without limitation of the foregoing, Executive will not directly or indirectly use Proprietary Information from which the Group derives business advantage or economic benefit to solicit, impair or interfere with, or attempt to solicit, impair or interfere with, any person or entity, who, at the time of the termination of Executive’s employment, is then a customer, vendor or business relationship of the Group (or who Executive knew was a potential customer, vendor or business relationship of the Company within the six months prior to the termination of Executive’s Employment). Nothing in this Agreement precludes Executive from providing information pursuant to a lawful subpoena or court order; provided that Executive shall promptly notify the Company of the receipt of any such subpoena or court order and cooperate with the Company in any action taken or requested by the Company to keep such information confidential.

(d) Non-Competition; Non-Solicitation; Non-Disparagement.

(i) Non-Competition. For 12 months after the Separation Date, Executive shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected with NRG Energy, Inc., Mirant Corporation, Reliant Energy, Dynegy Inc., Edison Mission Energy/Edison International, Constellation Energy Group, Inc. (FPL Group, Inc.) and Pacific Gas & Electric Company (each a “Competitive Enterprise”); nor has Executive received compensation from any other company or business during the time Executive was employed with the Company unless the arrangement giving rise to such compensation was (i) disclosed to and approved by the Chief Executive Officer and the Board in advance or (ii) was otherwise permitted by the terms of the Employment Agreement. Executive may invest in any Competitive Enterprise, provided that Executive and Executive’s immediate family members (as defined in Section 1361(c)(B) of the Code) do not own collectively more than one percent of the voting securities of any such entity at any time. Executive may reduce this non-compete provision from 12 months to as short as 6 months by repaying a pro rata portion of the Guaranteed Minimum Success Fee (net of any associated income and employment taxes) prior to operating, participating in, being employed by or performing consulting services for the above referenced competitive enterprises. Within 10 days after the filing of Executive’s federal income tax return for the year in which such repayment is made, Executive shall pay to the Company the amount by which Executive’s federal and state income tax liability for such year was reduced as a result of such repayment.

(ii) Non-Solicitation. For 18 months after the Separation Date, Executive will not directly or indirectly solicit or attempt to solicit anyone who, at the time of the termination of Executive’s employment, was then an employee of the Group (or who was an

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employee of the Group within the six months prior to the termination of his Employment) to resign from the Group or to apply for or accept employment with any company or other enterprise.

(iii) Non-Disparagement. The Parties mutually covenant and agree that neither will directly or indirectly disparage the other (or any officers, directors, employees, or advisors to any member of the Group) or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees or former employees of the Company, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of the other party. Nothing herein shall be deemed to constrain either party’s cooperation in any Board-authorized investigation, governmental action or judicial proceeding. Executive and Company shall agree on any press release relating to such termination and the Company and Executive shall not publicly discuss or comment on Executive’s termination in any manner other than as mutually agreed in any such press release. Bob May, as CEO of Calpine and Executive’s direct supervisor, will serve as the sole point of contact for the Group regarding all inquiries regarding Executive’s tenure and performance at Calpine.

7. General Release and Waiver.

(a) General Release. Except as otherwise set forth in this Agreement, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and fully and forever releases, acquits and discharges the Company, together with its subsidiaries, parents and affiliates, including but not limited to any of the Company’s affiliated debtors in the Company’s Chapter 11 cases, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Separation Agreement, including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

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(iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1987, as amended, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963, as amended; the Occupational Safety and Health Act of 1970; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Vocational Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Civil Rights Act, the California Equal Pay Law.

(b) Exceptions. Notwithstanding the above, this Separation Agreement shall not : (I) limit in any way the Executive’s right to enforce this Separation Agreement; or (II) release any claim for indemnification and continued errors and omissions or other liability coverage (under the Employment Agreement or otherwise).

(c) Current or Pending Claims of any Kind and No Relief for Released Claims. Executive has not and as of the date of this Separation Agreement will not have filed any civil action, suit, arbitration, administrative charge or legal proceeding against any Releasee, nor has the Executive assigned, pledged or hypothecated any claim as of the Separation Date to any person and no other person has any interest in the claims that Executive is releasing herein. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceedings seeking equitable or monetary relief concerning any claim released by Executive, Executive will not seek or accept any personal relief from or as the result of any action, suit or arbitration or other legal proceeding.

(d) Effect of Release and Waiver. Executive understands and intends that this Section 7 constitutes a general release of all claims except as otherwise provided in Sections 7(a) and (b), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) Waiver of Unknown Claims. If Executive hereafter discovers claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and his decision to enter into it; nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and hereby expressly waives any and all rights and benefits confirmed upon Executive by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE GENERAL RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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8. Confidentiality. The Company and Executive agree that the terms and conditions of this Separation Agreement are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, advisors, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Separation Agreement as the Company deems necessary to its officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Executive asserts that he has not discussed (other than in the course of negotiating the terms of this Agreement), and agrees that except as expressly authorized by the Company he will not discuss, this Separation Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. EXECUTIVE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS RELEASE, AND HIS UNDERSTANDING THEREOF.

9.	Return of Corporate Property; Conveyance of Information.

(a) Company Property. Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use thereof), and all other items which are the property of the Company and/or which contain Confidential Information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

(b) Information. Executive hereby acknowledges and affirms that he possesses intellectual information regarding the Company and their businesses, operations, and customer relationships. In addition to the obligation to turn over any physical embodiment of such information as defined in the Federal Rules of Civil Procedure and pursuant to Section 6(a), above, and to keep such information strictly confidential pursuant to Section 6, above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours, with reasonable prior notice and reasonably taking into account Executive’s personal and professional schedule) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto. The Company shall pay for all pre-approved, reasonable out of pocket expenses incurred by Executive in connection with Executive’s cooperation hereunder.

10. Remedies. Executive and the Company hereby acknowledge and affirm that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, or by the Company of its covenants, agreements, and obligations, monetary damages would be inadequate to compensate the Releasees or Executive. Accordingly, in addition to other remedies which may be available to the Releasees or Executive hereunder or otherwise at law or in equity, any Releasee or Executive shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

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11. Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Separation Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Separation Agreement, including but not limited to the 21-day period required by the ADEA. Executive understands that he may execute this Separation Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period. Executive further acknowledges that within the 7-day period following his execution of this Separation Agreement (the “Revocation Period”) he shall have the unilateral right to revoke this Separation Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Separation Agreement must be received by the Company on or before the last day of the Revocation Period.

12. Complete Agreement; Inconsistencies. This Separation Agreement, including the Employment Agreement and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Separation Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters as set forth herein.

13. Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Separation Agreement, and this Separation Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. In the event of Executive’s death before all payments due Executive under this Agreement have been made, any further amounts owed Executive pursuant to this Agreement shall be paid to Executive’s heirs or assigns, and Executive’s heirs or assigns are intended third-party beneficiaries with respect to the payments set forth in Section 4 of this Separation Agreement in the event of Executive’s death, and this Separation Agreement may be enforced by each of them in accordance with the terms of that Section 4 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Separation Agreement is not intended for the benefit of any Person other than the Parties, and no such other Person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and the Executive, on the other hand.

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14. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

15. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Release, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

16. Severability. The invalidity or unenforceability of any provision of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall otherwise remain in full force and effect.

17. Counterparts. This Separation Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Duplicates of originals shall have the same effect as originals.

18. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Separation Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Separation Agreement shall be provided for in accordance with applicable law.

19. Amendments and Waivers. No amendment to or waiver of this Separation Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

20. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

21. Attorneys Fees. In the event a Party seeks to enforce the terms of this agreement, or for damages for a breach arising out of or relating to this Agreement, the party shall be entitled to an award of reasonable attorneys fees and costs if the party prevails in connection with such action.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Separation Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Separation Agreement and have had the opportunity to consult legal counsel prior to my signing of this Separation Agreement. I understand that by executing this Separation Agreement, I will relinquish any right or demand I may have against the Releasees or any of them.

DATED: November 28, 2007	By	/s/ Thomas N. May
Thomas N. May

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DATED:	By:	/s/ Robert P. May
CALPINE CORPORATION
By: Its: